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                                                                    EXHIBIT 3(i)

                       RESTATED ORGANIZATION CERTIFICATE

                     THE FEDERAL HOME LOAN BANK OF NEW YORK

      Whereas, the headquarters of the Federal Home Loan Bank of New York ("Bank") was destroyed as a result of a terrorist attach on the United States on September 11, 2001, and

      Whereas, the Bank's copies of (i) its Organization Certificate originally prepared in October of 1932 by the Bank's Board of Directors and filed with the regulator of the Bank at that time (the Federal Home Loan Bank Board), as well as (ii) an amendment made in 1935 changing the official name of the Bank from the Federal Home Loan Bank of Newark to the Federal Home Loan Bank of New York were both destroyed, and

      Whereas, the Bank believes it is necessary and appropriate to restate its Organization Certificate, making changes only with respect to the name of the current regulator of the Federal Home Loan Banks.

      Now, Therefore, in order that the statutes of the United States may continue to be fully complied with and so that this Bank may continue to be perfected as a Federal Home Loan Bank, the following restated Organization Certificate of the Bank, which is intended to replace all previous versions of the Organization Certificate, is hereby approved by the Board of Directors of the Bank effective July 18, 2002:

      1. The title of this Bank shall be the Federal Home Loan Bank of New York.

      2. The location of the principal office of this Bank will be in the City of New York, State of New York, or at such other city as the Federal Housing Finance Board may from time to time determine is suited to the convenient and customary course of business of the institutions eligible to become Members of this Bank.


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      3. This Bank shall be established in the City of New York, State of New
York, in District Number Two, as defined by the Federal Housing Finance Board, or as may from time to time be readjusted or modified by said Board, Said District Number Two as now defined is as follows:

The States of New Jersey and New York, the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

      4. This Bank shall engage in the business authorized by the Federal Home Loan Bank Act, and shall exercise such powers as are permitted or prescribed by said Act, subject to the supervision of the Federal Housing Finance Board.

      5. The minimum amount of capital stock for the organization of this Bank shall be an amount to be determined by the Federal Housing Finance Board, with the approval of the Secretary of the Treasury, which amount shall not be less than Five Million ($5,000,000.00) Dollars, divided into shares of the par value of One Hundred ($100.00) Dollars each and shall be issued at par. After the amount of the minimum capital shall have been subscribed, any stock issued thereafter shall be issued at such price not less than par as may be fixed by the Federal Housing Finance Board. The capital stock of this Bank may from time to time be increased to such amount or amounts as may be necessary to provide for the issue of shares to Members in accordance with the provisions of the Federal Home Loan Bank Act and the stock of this Bank shall from time to time be paid off and retired in accordance with the requirements and subject to the conditions and limitations prescribed in said Act, and with such rules, regulations, and orders, not inconsistent with law, as the Federal Housing Finance Board may from time to time prescribe or issue.



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      6. This Certificate is made for the purpose of carrying out the provisions of the Act of Congress, known and cited as the Federal Home Loan Bank Act, approved July 22, 1932, and such other acts as may be passed by Congress amending or supplementing the said Federal Home Loan Bank Act, in so far as it or they may be applicable to the Federal Home Loan Bank of New York, and is subject to such changes or additions not inconsistent with law, as the Federal Housing Finance Board may deem necessary or expedient and may from time to time direct.

      7. This Bank shall have succession until dissolved by the Federal Housing Finance Board under this Act or by further Act Congress.

Approved by the Federal Housing Finance Board, meeting in New York City on July 18, 2002, in observance of the 70th anniversary of the Federal Home Loan Bank Act.

                                  /s/ John T. Korsmo
                                  ---------------------
                                      JOHN T. KORSMO
                                         Chairman

/s/ Franz S. Leichter                       /s/ John C. Weicher
-----------------------                     -----------------------
    FRANZ S. LEICHTER                           JOHN C. WEICHER

/s/ J. Timothy O'Neill                       /s/ Allan I. Mendelowitz
----------------------                      -----------------------
    J. TIMOTHY O'NEILL                           ALLAN I. MENDELOWITZ

                                            /s/ Elaine L. Baker
                                            -----------------------
                                                ELAINE L. BAKER
                                                Secretary to the Board